EXHIBIT 99.1

NEWS RELEASE

Ivanhoe Energy’s interest in China’s Zitong Block to be sold to Royal Dutch Shell subsidiary for cash proceeds of up to US$160 million

Transaction will enable Ivanhoe Energy to finance and advance its core heavy oil business

CALGARY, CANADA (January 11, 2012) – Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) announced today that its wholly owned subsidiary, Sunwing Zitong Energy (SZE), has signed a binding Memorandum of Understanding to sell 100% of its participating interest in the Production Sharing Contract for the Zitong block in China’s Sichuan Basin to Shell China Exploration and Production Company Limited, a subsidiary of Royal Dutch Shell.  The transaction is subject to government approvals and other prescribed conditions.

“Our strategy is very straight forward,” said Robert Friedland, an Ivanhoe Energy Executive Co-Chairman. “Ivanhoe Energy, through Sunwing, has been active in China for more than 10 years. We have made an important discovery of natural gas and we have an understanding of the potential of the block. However, this opportunity arose at an appropriate decision point and we have opted to focus our energy and resources on the commercialization of our Heavy-to-Light (HTL) heavy oil upgrading process and the development of our attractive oil projects. This means we will sell our Zitong asset to a company that has the financial and technical resources to fully develop the potential of the block for the benefit of the people of China.”

Key Transaction Terms

In exchange for SZE’s interest in the Zitong block, Ivanhoe will receive a payment of up to US$85 million as reimbursement for past qualified and recoverable costs incurred. In addition, Ivanhoe will receive a further payment upon closing of up to US$75 million, contingent on the timing of the receipt of full government approvals and third-party consents and waivers for the transaction.

Following completion of the transaction, Shell will assume the US$20 million performance bond that Ivanhoe Energy was required to recently post as part of the completion and signing of the Supplementary Agreement with the China National Petroleum Corporation (CNPC). The security underlying the performance bond is expected to be released back to Ivanhoe Energy subsequent to the close of the transaction.

UBS has been retained as financial advisor to Ivanhoe Energy and to provide the company with an opinion, from a financial point of view, on the consideration to be received.

Closing deadline of December 31, 2012

SZE and Shell expect to sign the definitive Purchase and Sale Agreement associated with the proposed transaction before the start of Chinese New Year celebrations on January 23, 2012, and after Shell completes its confirmatory due diligence. Both parties intend to work expeditiously to close the transaction by a deadline of December 31, 2012, following which the transaction will terminate unless both parties mutually agree to extend the date.

Maximizing return and building value

Carlos Cabrera, an Ivanhoe Energy Executive Co-Chairman, said the company’s core business remains the international exploration, development and bringing to market of heavy and conventional oil, using Ivanhoe Energy’s proprietary HTL oil upgrading process. “Our immediate objective is to maximize return on equity by actively pursuing a number of corporate development and financing initiatives, including strategic joint ventures, to de-risk our projects from technical and financial perspectives.  Specifically, as it relates to the Zitong project, we have reviewed a number of alternatives to achieve this objective. In the end, a divestiture of the entire Zitong interest was the clear choice as this transaction will dramatically improve the balance sheet and provide greater financial flexibility for the company.”

David Dyck, Ivanhoe Energy’s President and Chief Operating Officer, said the company’s many emerging assets will gain in value as they are developed.  “We will focus our resources on our oil projects in Canada, Ecuador, Mongolia and the Dagang project in China, as well as the commercialization of our proprietary HTL upgrading process. This transaction is an important step in demonstrating our ability to finance our projects, realize the value inherent in our assets and build a substantial oil exploration and production company.”

Ivanhoe Energy to host a conference call

To discuss and answer questions about the intended transaction, Ivanhoe Energy will conduct a conference call for investors, analysts and other interested parties on Thursday, January 12, at 7:30 am Mountain Time (9:30 - am Eastern time).

Please contact the conference call operator five minutes prior to the call, noting "Ivanhoe Energy" as the company.  The conference line is available:
—	For participants in Canada and the United States via 1-888-231-8191
—	For participants in the Toronto area and internationally via 1-647-427-7450

Additionally, a simultaneous webcast of the conference call will be available through www.ivanhoeenergy.com

The call will be archived for later playback until January 17th by dialing 1-416-849-0833 and entering the pass code 41856037. For the next three months the call can also be accessed via the webcast at www.ivanhoeenergy.com.

Ivanhoe Energy is an independent international heavy oil development and production company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy oil upgrading process (HTLTM). Core operations are in Canada, United States, Ecuador, Mongolia, and China, with business development opportunities worldwide. Ivanhoe Energy trades on The Toronto Stock Exchange with the symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN.

For more information about Ivanhoe Energy please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, statements related to the completion of this transaction, receipt of required waivers and approvals, satisfaction of conditions to closing and timing thereof, the execution of a definitive PSA and timing thereof,  the statements relating to Ivanhoe Energy’s strategy, the continued advancement of its projects and realization of the value of its assets and commercialization of its technology, and the pursuit of other transactions and initiatives and the manner in which this transaction will benefit the core business, the ability to have the security posted by Ivanhoe Energy for the performance bond released at closing and other statements which are not historical facts. When used in this document, the words such as "could,"

"plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include the ability to obtain all required approvals, consents and waivers from the government and third parties and the timing thereof, the risk associated with doing business in foreign countries and other risks disclosed in Ivanhoe Energy's 2010 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

For further information contact:

Hilary McMeekin
Manager, Corporate Communications
Ivanhoe Energy
1 (403) 817 1108
hmcmeekin@ivanhoeenergy.com

Greg Phaneuf
Executive Vice President, Corporate Development
Ivanhoe Energy
1 (403) 817 1155
info@ivanhoeenergy.com